SERVICE AGREEMENT


     THIS SERVICE AGREEMENT (the "Agreement") is entered into this 21st of December, 1999 between J D Services, Inc., a Nevada corporation (hereinafter "JDS") with offices at 1844 S. 3850 W., Salt Lake City, UT 84104 , and Global Link Telecom Corporation; GTS Holding Corp., Inc.; TelTime, Inc.; Network Services System, Inc.; Network Services System, L.P.; GTS Marketing, Inc.; Global Telecommunication Solutions, L.P.; Networks Around the World, Inc.; and Centerpiece Communications, Inc. at 10 E. Stow Road, Suite 200, Marlton, New Jersey 08053, Fax 856-797- 3442, Phone 856-797-3434, Ext. 234 (Customer); and
the agreement shall extend month to month until either party gives 60 days written notice to the other of their intent to cancel the agreement.

I.   Service Commencement.
     --------------------

     Beginning on the above entered date, JDS shall provide telephone communication services to Customer at the rates, terms and conditions described below. Customer acknowledges that the rates listed in Exhibits "A" and "B" are preferential rates. These rates are based on prompt payment on or before the due date. Such rates are subject to adjustment.


II.  Credit Limit.
     ------------

     JDS will extend credit to Customer in the amount of Seven Hundred Fifty Thousand Dollar and 00/100 ($ 750,000.00). At no time will the payments owed to J D Services be allowed to exceed the credit amount. At such time that the payments due exceed the credit limit amount, the Customer shall have two (2) business days to make payment to JDS to reduce the balance. If Customer fails to make within such time period, both parties agree that JDS is hereby authorized to discontinue services without further order of the Bankruptcy Court.
(GH/LM Initials)

     The parties agree that the credit terms provided for in this agreement constitute an agreement to extend credit to the Debtors and is secured by a first priority lien on the Debtors' assets as set forth on Exhibit "C" attached hereto and fully incorporated by this reference. The Debtors will seek orders of the Bankruptcy Court pursuant to Section 364 of the Bankruptcy Code granting interim and final approval of this agreement and the credit terms contained herein.

     The credit terms of this agreement are subject to and shall become effective upon issuance of an order of the Bankruptcy Court granting interim approval of this agreement and the credit terms contained herein.

III. Rates & Commitments.
     -------------------

     Domestic rates will be charged as set forth in Exhibit "A". International termination rates will be charged as set forth in Exhibit "B". All inbound calls to Mexico and International destinations will be charged at a rate of $0.031 per minute plus the termination cost. All billing will be in 30/6-second increments, except Mexico, which will be billed in 1-minute increments. Customer


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will also be charge for calls made inbound to the switch, which don't connect.
These calls are called set-up fees. All rates are subject to change with 30 days written notice.

IV.  International Termination Disclaimer.
     ------------------------------------

     Due to the variability of in-country telecommunications quality, the call connection rate on international calls can be as low as 15-20 percent. In addition, because many of the switches in international countries do not feature true call verification technology, false answer supervision may be a problem -- meaning calls will be charged even though they have not been connection.

     Pay by use customers who choose to terminate calls in international countries do so at their own risk. JDS will not be held responsible for poor call completion or for false answer supervision. Pay by use customers are required to pay for all minutes charged for international termination, regardless of call completion or false answer supervision.


V.   Taxes.
     -----

     Customer shall be responsible for payment of all sales, use, gross receipts, excise, access, bypass, franchise or other local, state and federal taxes, fees, charges, or surcharges, however designated, imposed on or based upon the provision, sale or use of the Services delivered JDS (including, but not limited to, taxes and fees lawfully assessed by nations outside of the United States). Any taxes shall be separately stated on Customer's bill. Any state or local tax, fee, charge, or surcharge shall be payable only for Services that are subject to such imposition. JDS will exempt the customer from State Sales Tax and Federal Excise Tax only if, before the start of business the State and Federal Tax exemption certificates are provided to JDS. If the certificates are not provided to JDS the tax on the usage bill will be three percent (3%) of retail for Federal Excise Tax and two percent (2%) for state, federal and administrative regulatory fees, along with any and all State Sale tax required for Customer's state. If the state and federal tax exemption certificates are supplied to JDS, the charges assessed on the usage Invoice will be two percent (2%) for state, federal and administrative regulatory fees.


VI.  Payment.
     -------

     Pending Bankruptcy Court approval of the credit terms of this agreement JDS will provide Customer with daily invoices for services rendered and Customer shall make payment by wire transfer to JDS by 3:00 p.m. of the following business day.

     After receipt of interim approval of the credit terms of this agreement Customer shall be invoiced on a weekly basis. Each billing cycle shall consist of Monday through Sunday at midnight. The invoice will be faxed to Customer on Tuesday unless charged to the Customer's credit line as set-forth in Section 2 hereof. Customer will make payment via wire transfer or overnight Cashier's check to be received in JDS's office no later than Thursday of that week. If payment is not received as defined in this Agreement by 5:00 p.m. Mountain Time, Customer's ability to switch time will be cut off the following day at noon, without further order of the Bankruptcy Court, and remain off until payment is received. In the event of a billing dispute customer shall be required to pay

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50% of such disputed amount (or 50% or such disputed amount will be charged against Customer's credit line) pending resolution of such dispute. Notice of any billing dispute must be sent to JDS in writing within 30 days of receipt of billing; otherwise each bill will be deemed correct. (GH/LM Initials)

VII. Customer Service.
     ----------------

     JDS will provide Customer Service for services purchased from JDS pursuant to this Agreement.


VIII. Confidential Information.
      ------------------------

     The parties (and employees and/or designated representatives of said parties) agree to keep and maintain all Confidential Information, trade secrets, and other pertinent information including but not limited to pricing, that may be of a confidential nature. The parties agree not to disclose such information to anyone other than the parties to this agreement unless the Disclosing Party has been given written consent. However, the parties acknowledge that this agreement will be filed with the Bankruptcy Court and will become a public record.


IX.  Assignment.
     ----------

     The parties to this agreement shall not assign any rights under this agreement not specifically transferable by its terms without the written consent of the other party. However, such consent shall not unreasonably be withheld. This agreement shall also apply to and bind the heirs, distributes, legal representatives, successors and permitted assigns of the parties.


X.   Effect of Severance.
     -------------------

     In the event that any one or more provisions of this Agreement are found by a court of competent jurisdiction to be illegal or invalid and unenforceable, such provision shall be severed from this Agreement and all other provisions of this Agreement shall continue in full force and effect.


XI.  Force Majeure.
     -------------

     The parties' obligations under the agreement are subject to, and neither party shall be liable for, delays, failures to perform (except the payment of money by Customer), damages, losses or destruction, or malfunction of any equipment or any consequence thereof caused or occasioned by, or due to fire, flood, water, the elements, labor disputes or shortages, utility curtailments, power failures, explosions, civil disturbances, governmental actions, shortages of equipment for supplies, unavailability of transportation, acts or omissions of third parties, or any other cause beyond the parties' reasonable control.





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XII. Complete Understanding.
     ----------------------

     This form contains the complete understanding and terms of the agreement between Customer and JDS and supersedes all other agreements and representations, written or oral. Customer understands and agrees that any promises, representations, misrepresentations or agreements made by any JDS Sales Representative or Agent prior to or contemporaneous with this Agreement and which are not printed in this agreement are null and void, and shall not be binding on JDS. Any amendments, additions or changes to this agreement must be in writing and signed both by Customer and the President or CEO of JDS in order to be valid and binding on JDS.

XIII. Customer Bankruptcy.
      -------------------

     It is understood by the parties that the Customer(s) are debtors-in-possession in cases filed on October 28, 1999 under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Debtors' cases are being jointly administered under the caption In re: Global Link Telecom Corporation, et al. Case # 99-3923 (MFW).

     Any disputes under or relating to this agreement shall be brought before the Bankruptcy Court.

XIV. Notice.
     ------

     All notices, requests, or other communications hereunder shall be in writing, addressed to the parties as follows:

If to Customer:            Global Link Telecom Corporation
                           10 E. Stow Road, Suite 200
                           Marlton, New Jersey 08053
                           Attention: Lee R. Montellaro
                           Facsimile: 856-797-3449

                           Betancourt, Van Hemmen & Greco
                           114 Maple Avenue
                           Red Bank, New Jersey 07701
                           Attention: John Greco, Esq.
                           Facsimile: 732-530-9536


If to JDS:                 J D Services, Inc.
                           1844 South 3850 West
                           Salt Lake City, UT 84104
                           Attention:
                           Facsimile:  (801) 972-4487



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     Notices mailed by registered or certified mail shall be conclusively deemed to have been received by the addressee on the fifth business day following the mailing of sending thereof. Notices sent by telex or facsimile shall be conclusively deemed to have been received when the delivery confirmation is received. If either Party wishes to alter the address to which communications to it are sent, it may do so by providing the new address in writing to the other Party.

     IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first written above

PROVIDER:                                CUSTOMER:

J D Services, Inc.                       Global Link Telecom Corporation

     /s/ Gerald B. Ricks                     /s/ Lee R. Montellaro
By: __________________________           By: ______________________________

Name: Gerald B. Ricks                    Name: Lee Montellaro

Title: CEO                               Title: CFO


CUSTOMER:                                CUSTOMER:

GTS Holding Corp., Inc.                  TelTime, Inc.

    /s/ Lee R. Montellaro                    /s/ Lee R. Montellaro
By: __________________________           By: ______________________________

Name: Lee R. Montellaro                  Name: Lee R. Montellaro

Title: CFO                               Title: CFO



CUSTOMER:                                CUSTOMER:

Network Services System, Inc.            Network Services System, L.P.


    /s/ Lee R. Montellaro                    /s/ Lee R. Montellaro
By: __________________________           By: ______________________________

Name: Lee R. Montellaro                  Name: Lee R. Montellaro

Title: CFO                               Title: CFO

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CUSTOMER:                               CUSTOMER:

GTS Marketing, Inc.                     Global Telecommunication Solutions, L.P.


    /s/ Lee R. Montellaro                    /s/ Lee R. Montellaro
By: __________________________           By: ______________________________

Name: Lee R. Montellaro                  Name: Lee R. Montellaro

Title: CFO                               Title: CFO



CUSTOMER:                               CUSTOMER:

Networks Around the World, Inc.         Centerpiece Communications, Inc.


    /s/ Lee R. Montellaro                    /s/ Lee R. Montellaro
By: __________________________           By: ______________________________

Name: Lee R. Montellaro                  Name: Lee R. Montellaro

Title: CFO                               Title: CFO



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